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THIS FILING CONSISTS OF VARIOUS NEWS MEDIA ARTICLES REGARDING THE PROPOSED MERGER.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

VARIOUS NEWS MEDIA ARTICLES

Business Week Online Article, March 29, 2005

NEWS ANALYSIS

By Steve Rosenbush

The Allure of Going Private

Increased regulation and a more mature private-equity market make being a public company less attractive. Just ask SunGard Data Systems

The dream of going public may be losing its luster. For generations, business owners have longed to sell shares to investors. As shareholders bid up the value of the stock, the companies gained capital to expand and invest. That has been particularly true for tech outfits, where entrepreneurs and venture capitalists literally manufacture companies for launch on the equity ocean.

But the dream shows some signs of changing. Case in point: On Mar. 28, SunGard Data Systems (SDS ) announced it would sell itself to a group of private-equity firms for $11.3 billion. Cristobal Conde, SunGard’s president and chief executive, explained that growth opportunities seemed greater as a private company.

“When you’re running a public company, you have to make trade-offs between short-term quarterly earnings and long-term investments,” Conde tells BusinessWeek Online. “We’ll still have to make those trade-offs, but we can favor long-term investments to a greater extent in a private setting.”

GREATER SCRUTINY. The deal comes at a time when publicly traded companies are under increasing pressure. Several years of scandals at leading corporations led to the Sarbanes-Oxley

Act, which requires executives to submit to tighter accounting regulations and reporting requirements.

Sarbanes-Oxley has made it more time-consuming and expensive to function as a public company. And the executives and directors of publicly held outfits face greater scrutiny — putting them personally at risk if things go wrong — from regulators such as the Securities & Exchange Commission and New York Attorney General Eliot Spitzer. The new responsibilities add to the growing sense that status as a public company means a lot more hassles than it used to.

More important, the drawbacks of being private aren’t necessarily as great as they once were. Companies have long gravitated toward public markets so that they can raise capital. But the private-equity markets have attained sufficient size to serve the capital needs of ever-larger companies.

IN FOR THE LONG HAUL. Big, multinational players like GE (GE ) always will need to raise money in the public markets. But for a big company like SunGard, whose 2004 revenue came to $3.56 billion, the private-equity world offers plenty of opportunity. The new owners, led by Silver Lake Partners, include an all-star cast of supporting players: Bain Capital, Blackstone Group, Goldman Sachs Capital Partners (GS ), KKR, Providence Equity Partners, and the Texas Pacific Group. It would take a long time for SunGard to outgrow the resources of those deep pockets.

The access to capital will allow SunGard to make more acquisitions as part of its growth strategy. “This company had a good track record of buying smaller companies,” says Silver Lake’s co-founder and managing director, Glenn Hutchins, who adds that his firm isn’t looking for a quick exit: “Like all of our investments, we intend to hold this for a long time.”

The workings of the private-equity markets have changed, too. While these investments have generated enormous returns over the last few decades, they’ve become more modest in recent years as the industry has matured. As a general rule, private-equity firms specialized in buying smaller and midsize companies and industrial divisions, turning around faltering operations and making outsize returns.

NEW STRATEGIES Returns of 40% or more were common in the 1980s, and returns above 30% or more were the goal in the 1990s, according to industry veteran Gwyneth Ketterer, chief operating officer of private-equity player Bear Stearns Merchant Banking. But targeted-return percentages have dropped to the 20s in the recent years. She cites two reasons: The companies getting bought are more expensive, and buyers must put a higher percentage of private equity into their deals.

Plus, the venture-capital industry is growing more competitive. The number of private-equity firms has increased over the years, as stricter regulation and weaker returns in the stock market forced investors to seek alternatives. Competition has intensified, with more players on the field even as margins erode. For that reason, private-equity firms have had to develop new strategies to make money, such as teaming up en masse to acquire larger and larger companies.

The track record for high-profile private-equity deals is mixed, however. The 1989 RJR deal, still the biggest of them all, was a relative flop. It took years to achieve a single-digit return from the debt-laden company. But private-equity giant Blackstone had a hit this year with the initial public offering of German chemical company Celanese (CE ).

DEMANDING OWNERS. How will SunGard fare? Based in Wayne, Penn., it reported profits of $454 million in 2004. A software maker specializing in servicing finance companies, its revenue base — $3.56 billion in 2004 — is growing at 14% a year. It plans to boost that rate by acquiring smaller companies and ramping up sales of existing products. “Our largest customer, JPMorgan (JPM ), is underpenetrated when it comes to the number of products and services we provide it,” says Conde.

It’s far too soon to know whether the deal will succeed. But ownership by seven of the world’s leading private-equity firms surely will pose its own set of challenges. The partners are bound to be demanding owners, and if their interests diverge, problems will ensue.

“It would be naive to think this will be easy,” says Conde, who has a BS in astronomy and physics from Yale. Yet he’s no stranger to forging new paths. And with his latest move, he’s once again a pioneer in what many expect will be a growing trend.

ComputerWorld Article, March 28, 2005

SunGard agrees to $11.3B buyout

The company said there are no plans for layoffs after the sale

News Story by Lucas Mearian

MARCH 28, 2005 (COMPUTERWORLD) - SunGard Data Services Inc. today announced that its board of directors has approved a $11.3 billion buyout offer from seven investment firms. According to SunGard, the seven firms in the consortium are Silver Lake Partners, Kohlberg Kravis Roberts & Co., Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Providence Equity Partners and Texas Pacific Group. Word of the coming sale first emerged a week ago (see story).

Cristobal Conde, president and CEO of SunGard, said in a statement that the deal represents an endorsement the company’s business model and financial strength and that SunGard’s executive management will remain intact for now.

Conde added that the plan is not to lay off any employees. The investment firms “have a long-term view towards growing the businesses in which they invest and an excellent track record of working in partnership with management to build great companies,” he said.

However, many analysts and users alike believe that the company will be broken up and sold off as separate businesses. Those individual spin-offs could include SunGard’s many software and processing businesses or its disaster recovery and business continuity services, which offer managed hosting of storage, data security, records management and disaster recovery. The company currently has operations in 60 locations.

“These private equity firms are not looking to make this huge investment in the company just so that it can carry on the way it is,” said Octavio Marenzi, managing director of Celent Communications LLC, a financial services consultancy in Cambridge, Mass. “The only thing that applies is breaking this company up and selling it off.”

Marenzi said SunGard is well positioned to be sold off as separate companies because it currently operates its many businesses as separate entities and its services and applications are not highly integrated. He also said the buyout doesn’t represent a larger market trend of companies moving away from outsourced services. SunGard last year saw a 20% increase in revenue; it currently has 64 software products.

The consortium plans to pay for SunGard with $3.5 billion of its own money and will finance the rest.

“That’s a pretty big leveraged buyout. It’s going to be interesting to see what they actually do with this thing and how quickly they’ll do it,” Marenzi said.

SunGard said that it would drop earlier plans to split off its disaster recovery business from its software and processing business, a move it announced last year but had yet to complete. The company also said that its headquarters will remain in Wayne, Pa.

International Herald Tribune Article, March 29, 2005

SunGard bought by group for $11.3 billion New Feature

By Andrew Ross Sorkin The New York Times

Tuesday, March 29, 2005

SunGard Data Systems announced Monday that it had agreed to be acquired by a group of some of the biggest U.S. financiers in a transaction valued at about $11.3 billion.

The deal, reached Sunday, is the largest leveraged buyout since Kohlberg Kravis Roberts bought RJR Nabisco in 1989.

It is also the biggest deal in which multiple investment firms have teamed up, a trend that appears to be gaining momentum as buyout firms look to acquire ever bigger properties.

The group of investors acquiring SunGard was organized by Silver Lake Partners, a technology-focused company, and includes nearly every major private equity firm in the United States: Kohlberg Kravis Roberts, Bain Capital, Texas Pacific Group, Blackstone Group, Providence Equity and the private equity arm of Goldman Sachs.

Two other prominent private equity firms that had planned to be part of the group, Thomas H. Lee Partners and Carlyle Group, dropped out late last week because of disagreements over price, according to executives involved in the deal.

The consortium of seven firms agreed to pay $36 a share in cash for SunGard, the executives said. That represents about a 44 percent premium over the closing price of SunGard shares before the company announced last week that it was in talks.

Sungard shares were trading up $3.05, or 9.6 percent, to $34.60 in midday trading on the New York Stock Exchange.

“This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength,” Cristóbal Conde, president and chief executive of Sungard, said in a statement.

He added: “The new investors in SunGard are world-leading private equity firms. They have a long-term view towards growing the businesses in which they invest and an excellent track record of working in partnership with management to build great companies.”

SunGard is a technology company that provides services to clients across Wall Street for trading and processing of transactions. The company supports almost 3 out of every 4 Nasdaq trades for clients ranging from banks to mutual funds to stock exchanges. Last year, the company, which is based in Wayne, Pennsylvania, and employs more than 10,000 people, made nearly $3.6 billion in revenue and $454 million in net income.

The transaction is most remarkable for the large number of financiers that are part of the investor group. Its success or failure may be the biggest test yet for these types of arrangements, called “club deals” or “consortium deals” in industry parlance.

For decades, buyout firms liked to do deals by themselves, but in recent years firms have increasingly joined together. Private equity firms spent nearly $200 billion on takeovers last year. The firms use money from pension funds and other major investors to buy companies and later sell them or take them public, a process that can often take several years.

The Sungard deal was brokered over the last five months, according to the executives. Silver Lake, which has investments in Ameritrade, Gartner and Seagate Technology, approached SunGard in November, after it announced a plan to spin off its disaster data recovery business into a publicly traded company. After two months of back and forth, Egon Durban and Greg Mondre, the Silver Lake directors who led the negotiations, reached out to other private equity firms

The deal, reached Sunday, is the largest leveraged buyout since Kohlberg Kravis Roberts bought RJR Nabisco in 1989.

It is also the biggest deal in which multiple investment firms have teamed up, a trend that appears to be gaining momentum as buyout firms look to acquire ever bigger properties.

The group of investors acquiring SunGard was organized by Silver Lake Partners, a technology-focused company, and includes nearly every major private equity firm in the United States: Kohlberg Kravis Roberts, Bain Capital, Texas Pacific Group, Blackstone Group, Providence Equity and the private equity arm of Goldman Sachs.

Two other prominent private equity firms that had planned to be part of the group, Thomas H. Lee Partners and Carlyle Group, dropped out late last week because of disagreements over price, according to executives involved in the deal.

The consortium of seven firms agreed to pay $36 a share in cash for SunGard, the executives said. That represents about a 44 percent premium over the closing price of SunGard shares before the company announced last week that it was in talks.

Sungard shares were trading up $3.05, or 9.6 percent, to $34.60 in midday trading on the New York Stock Exchange.

“This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength,” Cristóbal Conde, president and chief executive of Sungard, said in a statement.

He added: “The new investors in SunGard are world-leading private equity firms. They have a long-term view towards growing the businesses in which they invest and an excellent track record of working in partnership with management to build great companies.”

SunGard is a technology company that provides services to clients across Wall Street for trading and processing of transactions. The company supports almost 3 out of every 4 Nasdaq trades for clients ranging from banks to mutual funds to stock exchanges. Last year, the company, which is based in Wayne, Pennsylvania, and employs more than 10,000 people, made nearly $3.6 billion in revenue and $454 million in net income.

The transaction is most remarkable for the large number of financiers that are part of the investor group. Its success or failure may be the biggest test yet for these types of arrangements, called “club deals” or “consortium deals” in industry parlance.

For decades, buyout firms liked to do deals by themselves, but in recent years firms have increasingly joined together. Private equity firms spent nearly $200 billion on takeovers last year. The firms use money from pension funds and other major investors to buy companies and later sell them or take them public, a process that can often take several years.

The Sungard deal was brokered over the last five months, according to the executives. Silver Lake, which has investments in Ameritrade, Gartner and Seagate Technology, approached SunGard in November, after it announced a plan to spin off its disaster data recovery business into a publicly traded company. After two months of back and forth, Egon Durban and Greg Mondre, the Silver Lake directors who led the negotiations, reached out to other private equity firms.

Christine Hauser contributed reporting from New York.

USA Today, March 28, 2005

SunGard deal 2nd-largest leveraged buyout

By Jon Swartz, USA TODAY

SAN FRANCISCO — In the second-largest leveraged buyout ever, financial-data giant SunGard Data Systems (SDS) has agreed to be purchased by a group of seven private investment firms for $11.3 billion, the companies said Monday.

Among private takeovers of public companies, the deal reached Sunday would be exceeded only by Kohlberg Kravis Roberts & Co.’s $29.4 billion buyout of RJR Nabisco announced in 1988, says researcher Thomson Financial.

Under the accord, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. The company’s board of directors approved the deal, which is expected to be completed in the third quarter, subject to regulatory and stockholder approval.

SunGard shares rose 9% to $34.36 in trading Monday.

The consortium was organized by high-tech investment firm Silver Lake Partners. It includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group.

SunGard’s high price reflects its impact on Wall Street, where it supports 70% of Nasdaq trades for clients such as banks, mutual funds and stock exchanges. SunGard, which has more than 20,000 customers, earned $454 million on revenue of $3.6 billion last year.

The deal is as noteworthy for its structuring as its size, analysts say. Managers at buyout firms, which spent about $180 billion on takeovers last year, increasingly are collaborating on purchases in so-called club deals because few have the financial wherewithal themselves. The firms use money from pension funds and other investors to acquire companies that are later sold or taken public.

“None of these guys are comfortable writing a check for more than $600 million, so they cooperate instead of compete,” says Erik Hirsch, chief investment officer at Hamilton Lane, which invests in private equity.

“We’re not trying to create private-equity history but to buy great companies,” says Glenn Hutchins, a co-founder and managing member of Silver Lake Partners, based in Menlo Park, Calif., and New York. “This is a powerhouse group.”

The deal was initiated by Silver Lake last year after SunGard retained Credit Suisse First Boston to help spin off its computer-disaster recovery business into a publicly traded company. SunGard has decided not to do that now.

Cristobal Conde, who remains SunGard CEO, says the prospect of becoming a private company would allow the 10,000-person company to “do things faster.”

Wall Street & Technology, MARCH 28, 2005

SunGard is Acquired for Over $11 Billion by a Consortium of Firms

By The Associated Press

March 28, 2005

WAYNE, Pa. (AP) - In one of the largest leveraged buyouts ever, financial data company SunGard Data Systems Inc. has agreed to be purchased by a consortium of seven private investment firms for $10.8 billion plus debt, the companies said Monday.

The deal will be the biggest leveraged buyout of a public company by private investors since 1989, when Kohlberg Kravis Roberts & Co. paid $29.4 billion to acquire RJR Nabisco, according to Thomson Financial.

SunGard provides a variety of services, including developing computer software that helps other business manage data. Among other things, its systems help Wall Street brokerages and mutual funds process stock transactions and universities manage student records.

Under the terms of the agreement, SunGard stockholders will receive $36 in cash for each share of SunGard common stock they hold. Some $500 million in bonds will remain outstanding. The investor group valued the total transaction at $11.3 billion, but did not offer a specific financial breakdown of its components.

The stock hit a 52-week high in Monday morning trading as shares rose $3.15, or 10 percent, to $34.70 on the New York Stock Exchange.

The consortium, led by technology-focused investment firm Silver Lake Partners, includes Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners and Texas Pacific Group.

SunGard’s board of directors approved the merger and it is expected to be completed in the third quarter of 2005, subject to stockholder and regulatory approval.

“This transaction offers great value to our stockholders and represents an endorsement of our business model, industry leadership and financial strength,” said Cristobal Conde, president and chief executive officer of SunGard.

SunGard’s senior management team and its business plan will remain largely unchanged after the sale, Conde said in a morning conference call with business analysts. He said that becoming a private company will help the company “do things faster.”

SunGard serves more than 20,000 customers in more than 50 countries.

In light of the sale, the company said it has abandoned plans to spin off its Availability Services unit, which helps companies keep their computer systems running in the event of a natural disaster.

The unit accounted for about 40 percent of SunGard’s business in 2003.